                                                                   EXHIBIT 11.01

                             OCULAR SCIENCES, INC.

                STATEMENT REGARDING COMPUTATION OF PRO FORMA AND
                  SUPPLEMENTARY PRO FORMA NET INCOME PER SHARE

                                                                   DECEMBER 31,      MARCH 31,
                                                                       1996             1997
                                                                   ------------     ------------
Net income.......................................................  $ 10,176,000     $  1,822,000
                                                                   ------------     ------------

Weighted average shares outstanding..............................     8,222,702        8,277,756
Weighted average shares of stock options using estimated initial
  public offering price under the treasury stock method..........     1,327,288        1,287,725
Weighted average shares issuable upon conversion of the Series A
  Preferred Stock................................................       118,168          118,168
Additional weighted average shares of stock options using
  estimated initial public offering price under the treasury stock method issued one year prior to initial filing of the
  registration statement.........................................        16,433            3,634
                                                                    -----------      -----------
Pro Forma Weighted Average Number of Common and Common Equivalent
  Shares Outstanding.............................................     9,684,591        9,687,283
                                                                    -----------      -----------
Pro Forma Net Income Per Share...................................  $       1.05     $       0.19
                                                                    ===========      ===========

Net Income.......................................................  $ 10,176,000     $  1,822,000
Elimination of interest expense on retirement of $14,487,000
  Comerica Bank Debt and $2,895,000 Long Term Subordinated Note
  following initial public offering..............................  $  2,741,000     $    443,000
                                                                    -----------      -----------
Supplemental Net Income..........................................  $ 12,917,000     $  2,265,000
                                                                    -----------      -----------
Pro Forma Weighted Average Number of Common and Common Equivalent
  Shares Outstanding, from above.................................     9,684,591        9,687,283
Additional number of shares to be issued to retire the above indebtedness using the deemed initial public offering
  share price....................................................       869,100          869,100
                                                                    -----------      -----------
Supplementary Pro Forma Weighted Average Number of Common
  Equivalent Share Outstanding...................................    10,553,691       10,556,383
                                                                    -----------      -----------
Supplementary Pro Forma Net Income Per Share.....................  $       1.22     $       0.21
                                                                    ===========      ===========